Exhibit 10.99
SUB-LICENSE AGREEMENT BETWEEN
RETAIL VENTURES LICENSING, INC. AND FILENE’S BASEMENT, INC.
     This Sub-License Agreement (“Agreement”), effective January 23, 2008, is entered into by and between Retail Ventures Licensing, Inc., a Delaware corporation, located and doing business at 3241 Westerville Road, Columbus, Ohio 43224 (“RVLI”) and Filene’s Basement, Inc., a Delaware corporation, located and doing business at 3241 Westerville Road, Columbus, Ohio 43224 (“FB”).
     WHEREAS, FB desires to obtain a license from RVLI under the trademarks, trade names and symbols set out in Exhibit A hereto (“the Marks”) solely for use in connection with the goods set out in Exhibit B hereto (“the Goods”); and
     WHEREAS, RVLI desires to license FB under the Marks solely for use in connection with the Goods.
     NOW, THEREFORE, the parties hereby agree as follows:
     1. For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RVLI hereby grants to FB a perpetual, non-exclusive, non-transferable, royalty-free license to use the Marks and to enjoy the goodwill symbolized thereby in connection with the marketing, promotion, distribution, offer for sale and sale of the Goods, such license to be valid only within the United States (the “Territory”).
     2. Upon prior written notice to RVLI, this Agreement is assignable, and the Marks and registrations thereof and applications therefor sublicensable, by FB to its affiliates, including Filene’s Basement, Inc. FB may also assign this Agreement to a purchaser of substantially the entire of any of Retail Ventures, Inc.’s retail department store businesses. FB must notify RVLI of the assignment in writing, and any such assignee must expressly agree in writing in a form satisfactory to RVLI to be bound by the terms of this Agreement. Other than as provided herein, FB may not assign or sublicense the license granted in this Agreement. This Agreement is freely assignable by RVLI.
     3. FB and its sub-licensee(s) shall use the Marks solely in connection with the Goods, and to such additional goods as RVLI agrees, at its sole discretion and upon written request by FB, to be added to Exhibit B.
     4. If, after the Marks are placed into use, FB and/or its sub-licensee(s) cease or intend to cease use of any of the Marks for more than forty-five (45) days, FB shall notify RVLI of that decision in writing. If, after the Marks are placed into use, FB and/or its sub-licensee(s) cease to use of any of the Marks for more than forty-five (45) days, the license with respect to such Mark(s) shall be terminated.
     5. FB acknowledges that the continued maintenance of the significance and value of the Marks and their associated goodwill, the continued maintenance of the quality standards, and the merchandising of products associated with the Marks, are all essential elements of the license granted herein. Accordingly, FB agrees:
     a. that it will maintain the quality of all goods sold under the Marks at the same level as are being maintained as of the effective date of this Agreement, that it will do nothing that will degrade or bring into ill repute any of the Marks, that the goods sold under the Marks shall meet quality specifications supplied by RVLI, if any, and that it shall in all reasonable ways aid RVLI to exercise quality control over the Goods sold by FB under the Marks;
     b. RVLI, or its duly authorized representatives, shall have the right upon reasonable notice during regular business hours, not to exceed once per calendar year per facility, to inspect the retail and manufacturing business operations of FB and/or its sub-licensee(s) to the extent they relate to the Goods being marketed, distributed, offered for sale and/or sold under the Marks for compliance with the quality specifications, such inspection to be at RVLI’s expense; and
     c. all products made available under the Marks shall be manufactured, sold, marketed, advertised and rendered in compliance with all applicable laws, rules and regulations.
     6. In the event RVLI determines, through an inspection or otherwise, that FB and/or its sub-licensee(s) are not in compliance with the quality requirements of paragraph 5 of this Agreement, including the requirement that FB will do nothing that will degrade or bring into ill repute any of the Marks, RVLI shall notify FB in writing of the determination and specify the basis of the determination. FB shall have sixty (60) days from receipt of the written notice in which to correct the non-compliance identified in the written notice. In the event FB and/or its sub-licensee(s) fail to correct the non-compliance within sixty (60) days, RVLI has the right, but not the obligation, to terminate this Agreement, such termination to be provided in writing.
     7. FB acknowledges RVLI’s exclusive ownership of, and the validity of, the Marks, and agrees that it will not, during the term of this Agreement or thereafter, contest or question RVLI’s ownership of, or the validity of, the Marks. FB also acknowledges that any such rights, and all goodwill relating to the Marks, which may arise in connection with FB’s use of the Marks shall inure to the benefit of and be the property of RVLI. FB further agrees not to register or attempt to register any of the Marks, or any derivative or confusingly similar mark thereto, anywhere in the world.

     8. Whenever requested by RVLI during the Agreement, FB and/or its sub-licensee(s) shall execute such documents or applications RVLI may deem necessary to confirm RVLI’s ownership of all such rights, to maintain the validity of the Marks, or to obtain or maintain registrations thereof.
     9. In the event FB and/or its sub-licensee(s) wish to use a variation or derivative of one of the Marks, FB shall immediately notify RVLI in writing of the variation or derivative. If RVLI agrees to such a variation or derivative, such agreement not to be unreasonably withheld, such variation or derivative shall be added to the Marks, and Exhibits A and B hereto shall be amended, as appropriate, to include such variation or derivative under this Agreement and the license to FB.
     10. Subject to the provisions of paragraph 6 of this Agreement, if FB breaches any of the terms and/or conditions of this Agreement, RVLI shall provide written notice of the breach to FB. If the breach is not cured within thirty (30) days from receipt of such notice, RVLI shall have the right, but not the duty, to terminate this Agreement, such termination to be provided in writing.
     11. FB hereby indemnifies and holds harmless RVLI and its shareholders, officers, directors and employees from and against any and all claims, actions, liabilities, losses, and damages (including, without limitation, costs and expenses and reasonable attorneys’ fees and disbursements) from third parties arising from (a) the use by FB of any of the Marks, (b) FB’s use of any letter, word, symbol, character, design or the like on, affixed to, or used in connection with Goods other than the Marks by FB or its sublicensees, (c) any alleged defects in the Goods sold under any of the Marks or in the material or workmanship thereof, or inaccurate or deceptive labeling on or in connection with, the Goods sold under any of the Marks, and (d) any nonconformity to or non-compliance with any laws pertaining to the design, manufacture, quality, safety, advertising, promotion or marketing of any of the Goods sold under any of the Marks. RVLI shall provide written notice to FB of any such indemnification within a reasonable time of learning of any event giving rise to such indemnification obligation.
     12. THE MARKS ARE LICENSED ON AN “AS-IS” BASIS, AND RVLI MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT THERTO, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     13. Any notice required to be given pursuant to this Agreement shall be in writing and forwarded by certified or registered mail, return receipt requested, or delivered by a courier service, such as Federal Express, DHL, or the like, and shall be sent to the parties at the addresses and to the individuals listed below:
     As to RVLI
President
Retail Ventures Licensing, Inc.
3241 Westerville Road
Columbus, Ohio 43224
     As to FB
President
Filene’s Basement, Inc.
3241 Westerville Road
Columbus, Ohio 43224
Any notice sent in accordance with the above shall for all purposes be deemed to be fully given by a party upon the earlier of actual receipt or after three (3) business days. The individuals and addresses set forth above can be changed by either party pursuant to written notice as provided in this paragraph.
     14. This Agreement shall be governed by and interpreted under the laws of the State of Ohio without reference to principles of conflict of laws. Any controversy arising out of this Agreement shall be resolved in a federal or state court of competent jurisdiction located in the State of Ohio, City of Columbus. The parties consent to jurisdiction in such courts and waive any objection to such venue.
     15. FB recognizes that the Marks possess a special and unique character which makes difficult the assessment of monetary damages which RVLI might sustain by an unauthorized use of the Marks. FB recognizes and agrees that irreparable injury would be caused by FB’s unauthorized use, and that injunctive and other relief, in law and equity, would be appropriate in the event of a breach of this Agreement by FB.
     16. This Agreement is a complete statement of all agreements among the parties with respect to its subject matter. Any amendment, modification, alteration, change or waiver, including changes to any of the Exhibits hereto, must be in writing signed by both parties.
     17. If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.
     18. This Agreement shall be construed without regard to any presumption or any other rule requiring construction against the party causing this Agreement or any part thereof to be drafted.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective January 23, 2008.

RETAIL VENTURES LICENSING, INC.	FILENE’S BASEMENT, INC.

By	By
Name: James A. McGrady	Name: Mark Shulman
Title:	Title:

EXHIBIT A
Marks and Federal Registrations and Applications

Mark	Application No.	Registration No.
TODAY’S LIVING	76/261,834	3,059,244
TODAY’S LIVING	76/977,232	2,929,520
TODAY’S LIVING	76/976,800	2,872,455
TODAY’S LIVING	76/976,288	2,826,251
TODAY’S LIVING	76/975,660	2,768,042
TODAY’S LIVING	76/975,259	2,805,664
PREMIER HOTEL LINENS	78/664,795
CREATIVE LIFESTYLES	76/977,228	2,929,518
CREATIVE LIFESTYLES	76/976,805	2,877,939
CREATIVE LIFESTYLES	76/976,281	2,826,249
CREATIVE LIFESTYLES	76/975,662	2,832,922
OUTDOORS BY TODAY’S LIVING	76/559,045	2,965,831
ALPINE RIDGE	77/093,153
ALPINE RIDGE	75/928,498	2,579,709
ALPINE RIDGE	75/928,483	2,499,088
ALPINE RIDGE	75/737,400	2,579,321
CHEF’S HELPER	76/977,838	3,066,472
CHEF’S HELPER	76/978,589	3,275,971
CHEF’S HELPER	76/541,064
BBQ CLASSICS	76/612,967	2,184,734
BARBECUE CLASSICS	75/167,791	2,184,734
COACH AND FOUR	77/017,958	0,581,571
COACH AND FOUR	77/017,973

COACH AND FOUR	71/633,531	0,581,571
FREE FALL	78/722,971	3,349,727
FREE FALL	73/582,912	1,410,638
HOLIDAY MAGIC BY WONDERLAND TRADITIONS	78/977,490
HOLIDAY MAGIC BY WONDERLAND TRADITIONS	78/667,366
INTIMATE SECRETS	78/857,986	3,327,632
INTIMATE SECRETS	75/341,737	2,195,611

Mark	Application No.	Registration No.
J. D. CHRISTOPHER	75/371,891	2,299,257
LUCA ROSSI	76/569,246	3,022,468
MAZZONI	75/414,191	2263818
MAZZONI	77/061,036
MAZZONI	76/624,393	3,069,906
WONDERLAND TRADITIONS	74/703,246	2,067,780
WONDERLAND TRADITIONS	75/222,765	2,286,915
WITCH’S HAUNT	75/165,507	2,159,620
CI CLUB INTERNATIONAL	76/607,093
CLUB INTERNATIONAL	73/495,224	1,453,246
U.S.A. CLASSICS	75/979,351	2,365,350
U.S.A. CLASSICS	75/978,443	2,280,142
FLORENZI	74/389,832	1,845,683
FLORENZI	75/735,819	2,519,119
FLORENZI	76/559,653	2,895,022
MERRY GO ROUND KIDS	75/287,826	2,327,082
IOU	74/389,833	1,852,453
ROSEMARY & IVY	75/155,096	2,098,396
VILLAGE GARDENER	75/201,097	2,154,321
VILLAGE GARDENER	75/201,096	2,127,874
VILLAGE GARDENER	75/200,985	2,155,738
VILLAGE GARDENER	75/200,983	2,127,872
VILLAGE GARDENER	75/060,685	2,102,148
AUTUMN TAPESTRY	78/667,435
MEMPHIS BLUES	76/604,000	2,259,855
MEMPHIS BLUES	75/287,844	2,259,855
SUSSEX CLOCK WORKS	78/909,085	3,354,302
STACY LEWIS	76/493,692
T. EDWARDS	75/287,801	2,251,812
THERMA PLUSH	78/897,916

EXHIBIT B
Goods For Which The Marks Are Licensed

Mark	Goods/Services
TODAY’S LIVING	Decorative water fountains and waterfalls, chair pads; pillows, namely, bath pillows; bathroom mirrors; clothes hangers; nonmetal clothes hooks; shower curtain rods; nonmetal shower curtain rings; shoe racks and garment racks; masquerade masks for decorative purposes of cold cast resin, fabric, bone, ivory, plaster, plastic, wax and wood; brushes, namely, nail, eyebrow; sponges for household purposes; tub stoppers; plungers for clearing blocked drains; candle accessories, namely, candle rings, and candle snuffers not of precious metal; plastic laundry baskets; shower caddies; towel bars; clothes drying racks; shoe trees; ironing boards; shaped ironing board covers and pads; home furnishings and housewares, namely, cookware, namely, woks, non-electric pressure cookers; storage containers, namely, stainless steel pump pots; fabric covers for kitchen appliances; wood floral sticks with attachments for making artificial floral arrangements; decorative tassels and cords; plastic and rubber mats, namely bath mats, carpet remnants, and textile welcome mats; rugs, namely bath rugs, area rugs, rag rugs, oriental rugs, dhurrie rugs, braided rugs, and kitchen rugs Live floral items, namely garlands, wreaths, basket arrangements, swags, candle rings, vines, bushes and stems, and ficus trees, live floral items, namely, centerpieces and bouquets, and topiaries, framed art pictures and prints, toilet paper holders, textile and vinyl table napkins; fabric table runners; decorator rounds and toppers for tables made of lace and/or fabric, artificial floral items, namely, garlands, wreaths, centerpieces, basket arrangements, bouquets, swags, candle rings, vines, bushes and stems, topiaries, and ficus trees, Brushes, namely, hair and cosmetic brushes; glass table tops; non-metal decorative curio boxes; figurines of earthenware, porcelain or terra cotta; candle accessories, namely, candle jars; home furnishings and housewares, namely, cookware, namely, roasters and steamers, tea kettles; decanters; cake plates; gravy boats; porcelain and china ornaments; wooden, glass and plastic coasters; plates; breadboxes; buckets; butter dishes; casserole dishes; crocks; ice buckets; salad sets consisting of various-sized bowls and serving salad tongs; kitchen utensils, gadgets and serving sets, namely, spoons, ladles, spatulas, turners, ice cream scoopers, tongs, graters, basters, corn cob holders; kitchen

Mark	Goods/Services
containers, namely, recipe boxes; canister sets; kitchen caddies; cutlery trays; napkin holders; spice racks; banana trees; cookie stampers; storage containers, *namely,* carafes, and bottles sold empty; ceramic pump pots and carafes; wicker goods, namely, portable meal tray tables, vases, and urns; decorative gifts of china, crystal, Toiletries, namely, shower gel, body lotion, room fragrances, bubble bath, non-medicated bath salts, aromatherapy oils, body oils; soap, namely face soap, deodorant soap, skin soap, shaving soap, antibacterial soap, beauty soap; and potpourri ,earthenware, glass, porcelain or terra cotta, namely, birdcages, and items in the shapes of cars, planes, and animals; portable ice chests for food and beverages; masquerade masks for decorative purposes of ceramic, clay dough, china, crystal, earthenware, glass, porcelain and terra cotta, window decorations, namely, curtains; bedding, namely, homemade quilts, pillow shams, bed spreads, bed-in-a-bag, comforters, duvet covers, dust ruffles, mattress pads, bedding protectors, pillow protectors; fabric tub mats; table cloths not of paper; furniture throws; fabric, namely, cotton fabric, woolen fabric, nylon fabric, polyester fabric, and rayon fabric; vinyl place mats, lighting, namely, floor, table, desk lamps, pillows, namely, toss pillows, floor pillows, and bed pillows; window blinds; window shades; picture frames; shelves; cabinets; decorative gifts made of wood and polyresin, namely, general purpose decorative storage cases, jewelry cases, and wooden animals; drapery hardware, namely, brackets sold as a unit and individually, Figurines made of stoneware, Kitchen cutlery, namely flatware, knives, forks, spoons, butcher knives, and kitchen knives; non-electric can openers; carving sets, consisting of various-sized knives, Nautical-theme home decor items of common metal, namely, two-dimensional and three-dimensional models in the shape of fish, light houses, boats, figurines made of metal, brass and copper, Wall decor, namely, wall mirrors and accent furniture; wall plaques; figurines of wood and polyresin; wood boxes; wood tables; nautical-theme wooden and polyresin home decor items, namely, wood fish, model lighthouses, model boats, wooden signs; laundry hampers made of plastic, wicker, metal, or mesh; drapery hardware, namely, drapery rods, curtain rods, sconces, sold as a unit and individually, and planters; decorative trays not of precious metal; candlesticks and candleholders not of precious metal; sconces not of precious metal; home furnishings and housewares, namely, bakeware, cookware, namely pans, pots, carafes, dinnerware, beverageware, ceramic serveware, namely, mugs, non-electric thermal insulate food and beverage containers not of precious metal; containers for food, namely, cookie jars; cutting boards;

Mark	Goods/Services
carving boards; bowls; paper towel holders; waste baskets, wicker planters, wicker goods, namely, baskets, chests and wine baskets, Window decorations, namely, draperies; bedding, namely, blankets, bed sheets and bed sheet sets, blanket throws; towels; wash cloths; towel ensembles, Candles, in the form of pillars, votives, tapers, tea lights, balls, glow candles, and imbedded candles, namely novelty, basic, aromatherapy, and candle sets.

PREMIER HOTEL LINENS	Bed pillows; plastic facial tissue box covers; bathroom accessories, namely, bathroom glass holders not of precious metal, drinking glasses, beverageware, plastic cups, drinking vessels, mugs, soap dishes, toothbrush holders, lotion containers with dispensing pumps, ceramic facial tissue box covers, wastebaskets, covers for spare toilet paper roll, and toilet paper holders; bed and bath linens, namely, bed sheets, comforters, throws, blankets, towels, face cloths, bath rugs, mattress pads, and pillow cases; bath rugs

CREATIVE LIFESTYLES	Garment bags for storage; laundry bags, Toilet seats; electric fans; and lighting, namely, wall, ceiling, and desk lamps; shower heads, decorative water fountains and waterfalls; electric bread warmers; electric pressure cookers, chair pads; pillows, namely, toss pillows, floor pillows, bath pillows, and bed pillows; window blinds; window shades; picture frames; clothes hangers; wall decor, namely wall mirrors; wall plaques; wood boxes; laundry hampers made of plastic, metal, or mesh; nonmetal clothes hooks; shower curtain rods; nonmetal shower curtain rings; shelves; cabinets; decorative gifts made of wood and polyresin, namely, jewelry cases; shoe racks; drapery hardware, namely, drapery rods, curtain rods, brackets, sconces, sold as a unit and individually; masquerade masks for decorative purposes of cold cast resin, fabric, bone, ivory, plaster, plastic, wax and wood, wicker goods, namely, baskets and wine baskets, laundry hampers made of wicker, Figurines made of stoneware, lighting, namely, floor, and table lamps, imbedded candles, namely aromatherapy candles, clocks, garment racks, candle accessories, namely, candle jars, towel bars, bedding, namely, bed-in-a-bag, wash cloths, mirrors; accent furniture; figurines of wood and polyresin; wood tables; nautical-theme wooden and polyresin home decor items, namely wood fish, model lighthouses, model boats, wooden signs; decorative gifts made of wood and polyresin, namely, general purpose decorative storage cases and wooden animals, artificial floral items, namely garlands, wreaths, centerpieces, basket arrangements, bouquets, swags, candle rings, vines, bushes and stems, topiaries and ficus trees, candles, in the form of pillars, votives, tapers, tea lights and candle sets, nautical-theme home decor items of common metal, namely two-

Mark	Goods/Services
dimensional and three-dimensional models in the shape of fish, lighthouses, boats, and non-luminous and non-mechanical metal signs; figurines made of metal, brass, and copper, decorative gifts made of paper mache, namely paper mache gift boxes

OUTDOORS BY TODAY’S LIVING	Metal shepherd crooks with hooks used for supporting lawn decorations; non-luminous, non-mechanical metal signs; and metal planters, Lantern with citronella candle sold as a unit, and lanterns, Patio umbrellas, Stepping stones, decorative garden stones shaped like people and animals, garden figurines made of stone and concrete; non-luminous, non-mechanical signs made of wood, wood fencing and edging, wooden garden stakes; benches, patio furniture, fitted protective patio furniture covers, metal stand; and wind chimes, portable thermally-insulated coolers for food and beverage, bird feeders, bird houses and bird baths, reusable plastic cubes filled with freezable material for cooling beverages, plastic drinking cups, mugs and plastic cups with straws, metal plant holders, watering cans, gardening gloves, and mesh dinner plate covers, Patio torches, Non-metal awning with supports.

ALPINE RIDGE	Men’s, women’s, and children’s clothing, namely, jeans, shirts, coats, jackets, snowsuits, sweatsuits, sweatshirts, sweaters, vests, parkas, gloves, mittens, socks, shoes, hats and scarves, backpacks, tote bags, and wallets, small suit cases and travel bags, children’s clothing, namely, children’s pants, jerseys, shirts, underwear and thermals, Camping gear, namely, sleeping bags and inflatable air mattresses, Tents; portable gazebos of fabric; portable gazebos of plastic; awnings; and fabric canopies.

CHEF’S HELPER	Kitchen housewares, namely, cutting boards and bakeware; cookware, namely, steamers, steamer inserts, saucepans, non-electric griddles, frying pans, metal cooking pans, glass cooking pans, cooking pots, pot lids, non-electric coffee pots; and household kitchen utensils, namely, napkin holders, towel holders, banana hangers, trivets, strainers, turners, tongs, whisks, basters, bottle openers, pot and pan scrapers, spatulas, graters, colanders, scoops, salt and pepper shakers, cookie presses, cookie cutters, sifters, ladles, garlic presses, basting brushes, mixing bowls, rolling pins, wine cork screws, sieves, funnels, spice racks, coaster sets comprising coasters not of linen or paper, wooden mixing and serving spoons, serving forks, pepper grinders, non-electric salad spinners, and wine racks, cutlery, including kitchen cutlery; hand-operated food choppers; pizza cutters; parers; and non-electric can openers, measuring cups, measuring spoons; and meat thermometers, non-metal key holders; and non-metal clips for closing snack bags

BBQ CLASSICS	Patio candles; colored fire torches, patio accessories,

Mark	Goods/Services
namely, fitted plastic covers for metal propane gas tanks, patio accessories, namely, fitted plastic covers for umbrellas, patio accessories, namely, fitted plastic covers for furniture

BARBECUE CLASSICS	Barbecue tools, namely, tongs and forks, barbecue grills, electric lighting fixtures for the patio, and fitted plastic covers for barbecue grills, patio accessories, namely, fitted plastic covers for patio furniture, patio accessories, namely, fitted plastic covers for metal propane gas tanks, patio accessories, namely, fitted plastic covers for umbrellas, barbecue tools, namely, spatulas, brushes for basting foods, brushes for cleaning grills, and cooking skewers.

COACH AND FOUR	Handbags, wallets, purses, tote bags, luggage, and small leather goods, namely, clutch purses, leather key cases and credit card cases, gloves, hats, dresses, pants, skirts, jackets, coats, shirts, blouses, vests, shorts and sweaters, belts and men’s ties, cuff links, handkerchiefs, ladies and misses shoes made of leather, suede, canvas, fabric or compositions and combinations.

FREE FALL	Clothing, namely, pants, shorts, T-shirts, and woven shirts, sweaters and sweatshirts.

CLUB INTERNATIONAL	Men’s clothing, namely suits, pants, jackets, sweaters, coats, shirts, socks and undergarments.

U. S. A. CLASSIC	Clothing, namely, shirts, sweaters, skirts, blouses, dresses, shorts, pants, jeans, coats, jackets, overalls, shortalls, hats, clothing belts, socks and hosiery, duffle bags.

HOLIDAY MAGIC BY WONDERLAND TRADITIONS	Christmas theme figurines and statuary made of wood, plastic, fabric and resin in the form of Santas, snowmen, nutcrackers, carolers, reindeer, corner kids, sleighs, wreaths, birdhouses, bears, moose and reindeer, elves, gingerbread people, angels, Mrs, Claus, candy canes and nativities; Christmas theme ornamental sculptures made of wood for indoor/outdoor decor; Christmas theme ornamental sculptures of non-precious metal for indoor/outdoor decor, namely, wind chimes, plaques and decorative fireplace screens; and plastic hooks and hangers including wreath hangers, all for hanging decorations, Christmas theme figurines and statuary of common metal, namely, Santas, kings, soldiers, snowmen, reindeer, stars, sleighs, stockings, and angels; Christmas theme ornamental sculptures of non-precious metal for indoor/outdoor décor, namely, non-luminous and non-mechanical metal signs and baskets of common metal; Christmas tins of metal; metal hooks and metal hangers for wreaths, Electric lighted wooden figure stands; Christmas electric light sets resembling icicles; electric candles; Christmas theme ornamental sculptures of non-precious metal for indoor/outdoor décor, namely, candle lanterns and oil lanterns; electric Christmas light strings and replacement bulbs; lighted Christmas garlands; lighted plastic, polyresin, wood, and ceramic figurines; and lighted Christmas tree toppers, Christmas theme figurines of terra cotta in the form of Santas, snowmen, nutcrackers, carolers, reindeer, corner kids, and nativities, Boxed Christmas cards; Christmas theme plastic window decals for decorating windows; tissue paper; Christmas theme and winter theme figurines made out of paper mache; Christmas theme chalk boards for home use; gift bags made from paper, fabric and plastic; Christmas card holders made of fabric; decorative boxes made of cardboard; advent calendars made of wood; and Christmas theme gift wrapping paper, Pet clothing, namely, hats and vests; and pet accessories, namely, collars, Jars for holding candles; candle holders not made of precious metals; Christmas theme figurines of glass and ceramic in the form of Santas, snowmen, nutcrackers, carolers, reindeer, corner kids, and nativities; Christmas theme planters made of terra cotta; Christmas theme ornamental sculptures of non-precious metal for indoor/outdoor decor, namely, bird houses; and Christmas theme baskets made of wood, Unfitted novelty chair covers and Christmas theme hanging figures and flags, all made of fabric, Santa suits and hats.

INTIMATE SECRETS	Female clothing, namely, sleepwear, loungewear, gowns, shirts and robes, bras and panties.

J. D. CHRISTOPHER	Men’s suits, sport coats, pants, shirts, and all-weather coats.

LUCA ROSSI	Suits, sport coats, slacks, all-weather coats, topcoats, overcoats, and suit separates, namely, suit jackets, suit pants and suit vests.

MAZZONI	Dress shirts, knit sport shirts, sweaters, ties, suits, sport coats, slacks, top coats and raincoats.

WONDERLAND TRADITIONS	Christmas-theme figurines of common metal, namely, Santas, snowmen, reindeer and stars; ornamental sculptures in the form of Christmas-theme greetings made of non-precious metal, Christmas-theme figurines of wood, plastic or wicker, namely, Santas, snowmen, reindeer and stars; water-ball snow globes; ornamental sculptures in the form of Christmas-theme greetings made of wood, plastic, straw, and wicker, Christmas tree ornaments; Christmas garlands; artificial Christmas trees; artificial Christmas wreaths.

WITCH’S HAUNT	paper and plastic Halloween face masks; party favors in the nature of small toys; plastic, paper, and cardboard toy pumpkins; and toy party wind socks, Halloween products, namely, paper treat bags, cardboard skeletons, stickers, paper and cardboard banners and posters, Halloween costumes, Halloween decorations, namely, plastic figurines, and plastic trees with plastic Halloween-theme ornaments suspended from the branches thereof.

CI CLUB INTERNATIONAL	Luggage sets, duffle bags, garment bags, briefcases, backpacks, totes, travel bags, and handbags.

FLORENZI	Luggage, duffle bags, garment bags for travel, tote bags, travel bags, athletic bags, beach bags, overnight bags, cosmetic and toiletry cases sold empty, knapsacks, luggage tags, suitcases; briefcases, attache cases, book bags, school bags, business and credit card cases, briefcase-type portfolios; backpacks, waistpacks, handbags, purses, wallets, billfolds, shoulder bags, clutch purses, key cases, coin purses, diaper bags, and infant carriers worn on the body, Women’s clothing, namely, pants, shirts, blouses, and jackets, Watches sold to discount stores, outlet stores and off-price retail stores, men’s clothing; namely, shirts, sweaters, jeans, pants, jackets.

MERRY GO ROUND KIDS	Children’s, infants’ and toddlers’ clothing, namely, shirts, pants, shorts, hats, jumpsuits, overalls, shortalls, sweaters, jackets, coats, jeans, warm-up suits, rompers, swimwear, sweatshirts, sweatpants and coveralls.

I. O. U.	Clothing, namely, shirts, pants, skirts, sweaters, jackets, socks, shoes, knit tops, blouses, coats, blazers, sweatshirts, ties, belts.

ROSEMARY & IVY	Female clothing, namely, sleepwear, loungewear, robes and dresses.

VILLAGE GARDENER	Hand-operated garden tools, namely, pruners, loppers, rakes, shovels, picks, spades, hedgers, trimmers, hoes, sprayers, lawn, watering, and garden hoses; and hose mending kits consisting primarily of plastic hose connectors, metal hose fittings and connectors; metal cans sold empty and metal lids for cans; metal broom handles; brass lawn ornaments; figures and sculptures made of non-precious metal; hand-operated garden hose reels and holders, all of common metal, hose and plastic spray nozzles; garbage cans, all-purpose portable household containers, containers not of precious metal for household use and non-metal cans sold empty; lawn sprinklers; garden hose-attached sprayers; and bird feeders and bird houses, non-metal hand-operated hose reels; non-metal broom handles; plastic lids for cans; and plastic hose fittings and connectors; plastic figures, statues and figurines.

AUTUMN TAPESTRY	Fragrances for personal use, Figurines and desktop statuary of common metal; ornamental sculptures for indoor/outdoor décor made of non-precious metal, non-luminous and non-mechanical metal signs; baskets of common metals, Candle lanterns, Figurines and desktop statuary made of wood, raffia, fabric and resin; ornamental sculptures for indoor/outdoor décor made of wood and plastic; wall plaques; picture frames not of precious metal; non-metal lawn stakes; decorative plastic flags, Candle holders not made of precious metals; figurines of glass and porcelain; signs and sun catchers made of stained glass; planters for flowers and plants; baskets made of wood.

MEMPHIS BLUES	Girls’ and women’s clothing, namely, jeans, jackets, shorts, sweatshirts, sweat pants, tops, bottoms, dresses, sweaters, jumpsuits and footwear, men’s clothing and accessories, namely, jeans.

SUSSEX CLOCK WORKS	Clocks.

STACY LEWIS	Clothing, namely, men’s suits, sport coats, pants, dress shirts, and ties.

T. EDWARDS	Men’s clothing and accessories, namely, pants, ties.

THERMA PLUSH	Bed blankets and throws.